Exhibit 99.3

SECOND QUARTER OF FISCAL 2021

INVESTOR QUESTIONS & ANSWERS

Published March 9, 2021

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

•

Net sales for the second quarter were $2.73 billion, an increase of 36.2% as compared to the second quarter of the prior year. Second-quarter results include $1.95 billion in North American RV net sales and $733.5 million in European RV net sales.

•	Consolidated gross profit margin for the second quarter was 15.2%, a 240 basis point improvement over the prior-year period.
•	Net income attributable to THOR for the second quarter increased 362.2% to $132.5 million, or $2.38 per diluted share, as compared to $0.52 per diluted share in the same period of the prior year.
•	Consolidated RV backlog as of January 31, 2021 was $10.81 billion, an increase of nearly 280% over RV backlog as of January 31, 2020.

•

During the quarter, THOR acquired the Tiffin Group, comprised of Tiffin Motorhomes, Vanleigh RV and a number of related supply entities for approximately $300 million. The financial results of the Tiffin Group since the December 18, 2020 acquisition date are included in THOR’s Condensed Consolidated Statements of Income and Comprehensive Income. During this period, the Tiffin Group recorded net sales of $82.4 million and the results of operations were not material.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A	3

Segment Data
Summary of Key Quarterly Segment Data - North American Towable RVs	8
Summary of Key Quarterly Segment Data - North American Motorized RVs	9
Summary of Key Quarterly Segment Data - European RVs	10

Forward Looking Statements	11

Current Market Conditions and Outlook Assumptions

▪

Market conditions in North America. Currently, independent RV dealer inventories are at historically low levels in North America. Demand in the market remains very high, such that our recent deliveries to dealers are being sold at retail very quickly and are not yet being used to restock dealer lots. We expect the restocking cycle may take a number of quarters to complete. In the longer-term, which we define as late calendar 2022 and beyond, we expect to get back to a more normal ordering cycle where dealers order to replenish sold stock.

RVIA recently issued its updated forecast for calendar year 2021 wholesale unit shipments. RVIA now estimates total North American shipments in calendar year 2021 will likely be approximately 533,400 units, an increase of 24% over calendar year 2020 unit shipments of 430,412. Towable RV shipments are anticipated to reach 479,800 units in calendar year 2021, an increase of approximately 23% over calendar year 2020 shipments. Motorhome shipments are projected to finish at 53,600 units in calendar year 2021, an increase of approximately 31% over calendar year 2020 shipments.

▪

Market conditions in Europe. Independent RV dealer inventory levels of our European RV products are generally below prior-year levels in the various countries we serve. Within Germany, which accounts for approximately 60% of our European product sales, dealer inventories are significantly below normal stocking levels.

Total retail registrations in Europe for the fourth calendar quarter of 2020 increased 44% compared to the same time period in 2019. For the full calendar year of 2020, retail registrations increased 11.6% to 234,843 units from 210,505 units in calendar year 2020. Industry wholesale data is not available within the European market, thus retail information remains the best gauge.

▪

Supply chain constraints. Given the high RV retail demand, historically low dealer inventory levels and a global supply chain ramping up to meet the higher demand, while also continuing to manage the impacts of COVID-19, we, and the industry, have been experiencing various supply chain constraints and disruptions in both North America and Europe. In North America, we have recently experienced constraints and shortages of various RV component parts from a number of suppliers as a result of current market conditions, and the COVID-19 pandemic. Additionally, the recent harsh weather conditions in the southern United States have impacted the availability of certain petroleum-based components. In Europe, we continue to experience supply constraints of certain component parts from our non-chassis raw material vendors. Additionally, primarily due to pandemic-related challenges, we have experienced delays in receipt of chassis from our European chassis suppliers. In the short term, we expect these challenges to persist and, in particular, anticipate continued delays in receipt of chassis in Europe.

▪

COVID-19 operational impacts. During the quarter, our operations were impacted by COVID-19 primarily in the form of the related supply chain constraints noted above, which led to certain production interruptions. The extent to which the COVID-19 pandemic may impact our business directly or indirectly in future periods remains uncertain and unpredictable.

▪

Optimistic Independent RV dealer outlook in North America and Europe. Independent dealer optimism remains high in North America and Europe for both the near and long terms. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

▪

Positive near-term and long-term RV industry outlook in both North America and Europe. Our confident outlook is supported by favorable demographics, strong RV retail sales, favorable perception of RVing as promoting a safe, socially distanced and healthy lifestyle and adequate availability of RV dealer and consumer credit at historically low rates in both North America and Europe.

Q&A

1.	What was THOR’s adjusted EBITDA for the second quarter and year-to-date for both fiscal 2021 and 2020?
a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	Three Months Ended January 31, 2021	Six Months Ended January 31, 2021
Income Before Income Taxes (1)	$164.0 million	$310.3 million
Depreciation & Amortization (2)	56.7 million	111.0 million
Net Interest Expense (1)	24.0 million	47.9 million
Inventory Step-Up Impact on Gross Profit (5)	4.3 million	4.3 million
Stock-Based Compensation Expense (3)	7.3 million	13.1 million
Change in LIFO Reserve (4)	2.2 million	3.2 million

	Three Months Ended January 31, 2020	Six Months Ended January 31, 2020
Income Before Income Taxes (1)	$34.9 million	$103.5 million
Depreciation & Amortization (2)	48.9 million	99.2 million
Impairment Charges (1)	10.1 million	10.1 million
Net Interest Expense (1)	26.3 million	53.3 million
Stock-Based Compensation Expense (3)	5.1 million	10.1 million
Change in LIFO Reserve (4)	0.5 million	0.5 million

(1) From the Income Statement	(2) From the Business Segments footnote	(5) From the Segment Information section of MD&A
(3) From the Statement of Cash Flows	(4) From the Inventories footnote

2.	Can you comment on THOR’s North American wholesale shipment share in calendar year 2020? How does THOR management think about THOR’s North American wholesale shipment share going forward?
a.

Given that current demand exceeds supply in the market and many state motor vehicle departments are behind in registering new RVs, we believe recent retail share indicators are not as meaningful as usual. Wholesale shipment share (as a percent of total wholesale shipments) is currently a more accurate proxy for market share growth. Our Motorized segment wholesale shipment share has steadily increased since the pandemic commenced, increasing to 45% in the second quarter of fiscal

2021 compared to 43% in the first quarter of fiscal 2021. Our Towable segment wholesale shipment share was 42.0% in the second quarter of fiscal 2021, as compared to 43.6% in the first quarter of fiscal 2021.

(Note: The Tiffin group was acquired by THOR on December 18, 2020; therefore quarterly comparisons for Tiffin wholesale shipment share are excluded from the above analysis, but will be fully included in our future quarterly reporting)

THOR is expanding production capacity to capture future wholesale shipment share gains. Since August, we have retrofitted a number of existing facilities, are adding new production lines to increase capacity within our existing plant footprint, and are evaluating adding a limited number of new plants to increase production. We will continue to bring additional capacity online in our second half of fiscal 2021 and expect to see shipment and market share gains as we further accelerate production throughput. We believe prudent production capacity management is critical in our cyclical industry.

Looking ahead, THOR expects wholesale shipment share growth in fiscal 2021. RVIA’s calendar year 2021 forecast issued March 2, 2021 projects a 24% increase in wholesale shipments to approximately 533,400 units in calendar 2021 compared to 430,412 units in calendar 2020. We agree with their forecast and are fortunate to have the leading portfolio of brands, great strategic relationships with our supplier and dealer base and a record order backlog of approximately $10.8 billion.

Through increased production capacity and throughput, superior product offerings and continued operational excellence, we are cautiously optimistic that, absent a significant economic impact as a result of COVID-19 supply constraints or other events, THOR will meet or exceed RVIA’s forecasted growth and continue to increase its wholesale shipment share.

3.	Can you comment on THOR’s European segment? What macro trends are you seeing and what is the business outlook?
a.

Macro Commentary. We are pleased with the performance of our European segment given the dynamic environment they are operating in. Over 90% of our sales are made to dealers within 13 different European countries, so our near term results will depend upon the various economic conditions and local restrictions in place to manage the COVID-19 pandemic within each of these respective countries we sell into. Currently, it is inherently difficult to provide generalized statements about the operating conditions within the entire European region. However, we do note that:

i.

Germany, which represents approximately 60% of our European RV product sales, has been the strongest performing country and has experienced an increase in retail registrations of 98% in the fourth calendar quarter of 2020 and an increase of 33% for the full calendar year 2020 versus 2019. This increase was partly attributable to the German tax incentive program which lowered the VAT from 19% to 16%, and expired on December 31, 2020. Industry wholesale data is not available within the European market, thus retail information remains the best gauge.

ii.

In contrast, in the UK, our third largest market in Europe, dealers and retail foot traffic have been greatly affected by strict restrictions put into place due to the COVID-19 pandemic. As a result, UK fourth calendar quarter retail unit sales increased just 1% year-over-year while full year 2020 registrations were down 19% vs 2019.

European Consumer Trend Towards Campervans

We are seeing an influx of younger buyers and a mix shift towards products with lower average selling price products within the European market. During the first six months of our fiscal 2021, Campervans, the equivalent of Class B products in North America, have been very popular, particularly in Germany. Within our European segment, Campervans accounted for 31% of unit shipments for the six month period ended January 31, 2021 compared to 23% for the comparable period of fiscal 2020. As a result of this mix shift, our European segment gross margin profile was impacted as Campervans generally carry a higher material percentage due to the chassis content.

Business Outlook

Our European segment's operational focus continues to be on production optimization to meet strong retail demand. On the whole, dealer inventory and restocking levels in Europe are below prior year, and our wholesale shipments are being retail sold quickly. Our European business expects to continue experiencing positive year-over-year growth. We anticipate supply chain constraints will lessen in the back half of calendar 2021.

4.	Can you comment on your recent acquisition of Tiffin Motorhomes?
a.

In December 2020, THOR acquired luxury motorized recreational vehicle manufacturer Tiffin Motorhomes, Inc., including fifth wheel towable recreational vehicle manufacturer Vanleigh RV and certain other associated operating and supply companies, which primarily supply component parts and services to Tiffin Motorhomes, Inc. and Vanleigh RV. The purchase price of approximately $300 million was funded through existing cash on-hand as well as $165 million in borrowings from THOR’s existing asset-based credit facility ("ABL").

With this acquisition THOR gained:

▪	People – Tiffin has a great management team and an excellent workforce. The business environment is very welcoming with access to a talented labor force.
▪	Products – Tiffin products are well-known for their design and excellent quality.
▪	Place – Tiffin is based in Alabama and Mississippi, which expands THOR’s manufacturing footprint into new geographic areas.
▪	Potential – Tiffin has excellent potential for product line extensions, new products, and facility expansions.

5.	What was the impact of the Tiffin acquisition for the second quarter of fiscal 2021?
a.

For the second quarter of fiscal 2021, Tiffin Group accounted for approximately $82.4 million of net sales while the impact on net income before tax was not material due in part to the step-up in assigned value of recently acquired Tiffin Motorhomes inventory that was included in cost of products sold during the current-year period. As a reminder, we acquired Tiffin Group on December 18, 2020, so second quarter results reflect just over one month of net sales. Of the $82.4 million of net sales related to Tiffin, $74.6 million was included in North American motorized net sales and $7.8 million was included in North American towable net sales.

For additional details regarding the acquisition, please see Footnote 2 in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021.

6.	How do used RV sales impact RV wholesale sales? Do you think the increase in new units being sold will lead to an overabundance of used units in the market space in the near future?
a.

We have consistently viewed a healthy used RV market as an essential ingredient for creating a healthy new RV market. Typically, much of a dealer’s used RV inventory is a result of a trade-in for a new unit. In addition, used unit sales are often made to new entrants to the RV lifestyle, and, if they enjoy the lifestyle, it typically leads to future sales of new units.

All of our independent dealers manage their product portfolios based on current market demand and their own internal metrics. Right now, used inventory is very limited. Looking ahead, we believe any change in used inventory levels in the market space would not materially impact our sales, as we are now operating with an all-time record backlog and dealers are in need of inventory.

7.	THOR’s consolidated gross profit margin increased 240 basis points in the second quarter on a year-over-year basis. What drove this improvement? How should we think about gross margins going forward?
a.

The improvement in consolidated gross profit margin was primarily driven by our North American segments. Total North American gross profit margin increased 310 basis points, from 12.4% in the second quarter of fiscal 2020 to 15.5% in the second quarter of fiscal 2021. North American Towable RV and North American Motorized RV gross profit margins were positively impacted by 1) a reduction in sales discounts, 2) favorable warranty experience trends and 3) lower overhead costs as a percentage of sales as a result of higher production levels and overhead spending controls. These positive impacts were partially offset by higher labor costs due to the current competitive RV labor market conditions in northern Indiana.

European recreational vehicle gross profit margin increased from 12.5% in the second quarter of fiscal 2020 to 12.9% in the second quarter of fiscal 2021, driven primarily by slight reductions in labor and warranty costs as a percentage of sales.

Regarding future gross margins, we continue to operate in a highly complex and rapidly evolving environment due to COVID-19, supply chain constraints and a high-volume production environment given the strong demand backdrop. In the near term we expect to see a continuation of 1) material and labor cost pressures, 2) lower year-over-year discounting and promotions, 3) favorable year-over-year operating leverage given the high production levels, while also managing through the impacts of COVID and ongoing supply chain constraints.

8.	What were some of the key factors that affected SG&A expenses during the quarter?
a.	Selling, general and administrative expenses are primarily variable in nature and fluctuate with the level of sales and income before income taxes. In dollar terms, the impact of higher net sales and income before income taxes across our business segments in both North America and Europe caused related commissions, incentive and other compensation to increase during the second quarter of fiscal 2021. These increases were partially offset by reduced sales-related travel, advertising and promotional costs in the current year period, largely a result of the cancellation of the major RV shows in North America and in Europe along with travel restrictions due to the COVID-19 pandemic.

As a percentage of net sales for the second quarter, THOR’s SG&A expenses were down compared to the prior year, at 7.6% compared to 8.1% last year, due to the increased net sales volumes in the current year period.

Summary of Key Quarterly Segment Data – North American Towable RVs

NET SALES:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
North American Towables
Travel Trailers and Other	$831,359	$583,121	42.6%
Fifth Wheels	541,822	400,786	35.2%
Total North American Towables	$1,373,181	$983,907	39.6%

# OF UNITS:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
North American Towables
Travel Trailers and Other	37,346	27,126	37.7%
Fifth Wheels	11,057	8,440	31.0%
Total North American Towables	48,403	35,566	36.1%

ORDER BACKLOG	As of January 31, 2021	As of January 31, 2020	% Change
North American Towables	$5,253,564	$948,055	454.1%

TOWABLE RV MARKET SHARE SUMMARY (1)	Calendar Year
	2020	2019
U.S. Market	41.0%	44.3%
Canadian Market	47.1%	50.0%
Combined North American Market	41.5%	44.9%

(1) Source: Statistical Surveys, Inc. Calendar Years 2020 and 2019. Given the proximity of the December 18, 2020 acquisition date of the Tiffin Group to the end of the 2020 calendar year data presented below, the results of the Tiffin Group are excluded from the Company's totals.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – North American Motorized RVs

NET SALES:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
North American Motorized
Class A	$222,128	$125,474	77.0%
Class C	294,300	186,761	57.6%
Class B	60,567	31,445	92.6%
Total North American Motorized	$576,995	$343,680	67.9%

# OF UNITS:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
North American Motorized
Class A	1,500	1,066	40.7%
Class C	3,481	2,483	40.2%
Class B	606	254	138.6%
Total North American Motorized	5,587	3,803	46.9%

ORDER BACKLOG	As of January 31, 2021	As of January 31, 2020	% Change
North American Motorized	$2,916,433	$784,355	271.8%

MOTORIZED RV MARKET SHARE SUMMARY (1)	Calendar Year
	2020	2019
U.S. Market	38.4%	36.9%
Canadian Market	42.6%	38.5%
Combined North American Market	38.6%	37.0%

(1) Source: Statistical Surveys, Inc. Calendar Years 2020 and 2019. Given the proximity of the December 18, 2020 acquisition date of the Tiffin Group to the end of the 2020 calendar year data presented below, the results of the Tiffin Group are excluded from the Company's totals.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – European RVs

NET SALES:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
European
Motorcaravan	$419,137	$382,422	9.6%
Campervan	149,112	97,923	52.3%
Caravan	71,654	69,909	2.5%
Other	93,560	86,861	7.7%
Total European	$733,463	$637,115	15.1%

# OF UNITS:	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	% Change
European
Motorcaravan	7,026	7,372	(4.7)%
Campervan	4,121	3,304	24.7%
Caravan	3,434	3,620	(5.1)%
Total European	14,581	14,296	2.0%

ORDER BACKLOG	As of January 31, 2021	As of January 31, 2020	% Change
European	$2,644,181	$1,141,981	131.5%

EUROPEAN RV MARKET SHARE SUMMARY (1)	Calendar Year
	2020	2019 (3)
Motorcaravan and Campervan (2)	25.7%	25.7%
Caravan	20.0%	20.6%

(1) Source: European Caravan Federation ("ECF"), Calendar Year 2020 vs. Calendar Year 2019. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The ECF reports motorcaravans and campervans together.

(3) For comparison purposes, the totals reflected above include the pre-acquisition results of Erwin Hymer Group for January 2019.

Note: Industry wholesale shipment data for the European RV market is not available.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.